Exhibit 10.12(b)

CABOT OIL & GAS CORPORATION

2004 INCENTIVE PLAN

AMENDMENT

WHEREAS, Cabot Oil & Gas Corporation (the “Company”) established the Cabot Oil & Gas Corporation 2004 Incentive Plan, as approved by the Board of Directors of the Company on February 16, 2004 and by the shareholders of the Company on April 29, 2004 (the “Plan”), in order to attract and retain non-employee directors, employees and consultants and reward them for making contributions to the success of the Company and its subsidiaries; and

WHEREAS, Section 12 of the Plan provides that the Plan may be amended or modified for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, provided that (i) no amendment or alteration that would impair the rights of a Participant under a previously granted Award may be made without the Participant’s consent and (ii) no amendment or alteration shall be effective prior to approval by the Company’s stockholders if such approval is required; and

WHEREAS, in particular, Section 12(iii) of the 2005 Form of the Non-Employee Director Restricted Stock Unit Agreement (the “RSU Agreement”) provides that the RSU Agreement may be amended or supplemented without the consent of the Grantee to make such other changes as the Company, upon advice of counsel, deems to be necessary or advisable because of the adoption or promulgation of, or change in or of interpretation of, any law or governmental rule or regulation; and

WHEREAS, the Company has determined that it is both necessary and advisable to amend the Plan in view of the enactment of Section 409A of the Internal Revenue Code of 1986, as amended, and the promulgation of guidance thereunder;

NOW, THEREFORE, the Company hereby amends the Plan, effective as of December 31, 2008, by adding a new Section 22, as follows:

“Section 409A. The following provisions shall apply to this Plan, notwithstanding any provision to the contrary:

(a)	This Plan is intended to comply with Section 409A of the Code and ambiguous provisions, if any, shall be construed in a manner that is compliant with or exempt from the application of Section 409A.

(b)	This Plan shall not be amended or terminated in a manner that would cause the Plan or any amounts payable under the Plan to fail to comply with the requirements of Section 409A, to the extent applicable, and, further, the provisions of any purported amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to the Plan.

(c)	The Plan shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.

The Company shall neither cause nor permit any adjustments to any equity interest to be made in a manner that would result in the equity interest’s becoming subject to Section 409A unless, after such adjustment, the equity interest is in compliance with the requirements of Section 409A to the extent applicable.

(d)	Notwithstanding any provision of this Plan to the contrary, if the Participant is treated as a “specified employee” within the meaning of Section 409A as of the date of the Participant’s termination, then any amounts or benefits which are payable under this Plan upon the Participant’s “separation from service” within the meaning of Section 409A which are subject to the provisions of Section 409A and are not otherwise excluded under Section 409A and would otherwise be payable during the first six-month period following such separation from service shall be paid on the fifteenth business day next following the earlier of (i) the expiration of six months from the date of the Participant’s termination or (ii) the Participant’s death.

(e)	For purposes of Section 409A, each payment under this Plan shall be deemed to be a separate payment.”

This Section 22 shall apply to each Award Agreement, including any Award Agreement that remains outstanding on December 31, 2008, to the extent that such Award Agreement provides for compensation that is subject to Section 409A. Notwithstanding the foregoing, this Section 22 shall be of no force or effect with respect to any portion of an Award Agreement that was vested as of December 31, 2004.

IN WITNESS WHEREOF, this Amendment is executed this 17th day of December, but shall be effective as of December 31, 2008.

CABOT OIL & GAS CORPORATION

BY:	/s/ Dan O. Dinges
NAME:	Dan O. Dinges
TITLE:	Chairman, President and Chief Executive Officer
DATE:	December 17, 2008